SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )

KAYAK SOFTWARE CORPORATION

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

486577109

(CUSIP Number)

12/31/12

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 15 Pages

CUSIP NO. 486577109	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI, L.P. (“SC XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 54-2094242
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,154,842 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,154,842 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,154,842 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 40.7%
12	TYPE OF REPORTING PERSON PN

[1]

Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0005558
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 99,657 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 99,657 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,657 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%
12	TYPE OF REPORTING PERSON PN

[1]

Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0040683
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 343,224 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 343,224 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 343,224 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0%
12	TYPE OF REPORTING PERSON OO

[1]

Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON SC XI MANAGEMENT, LLC (“SC XI LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4236767
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

3,597,723 shares of which 3,154,842 shares are directly held by SC XI, 99,657 shares are directly held by STP XI and 343,224 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. [1]

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

3,597,723 shares of which 3,154,842 shares are directly held by SC XI, 99,657 shares are directly held by STP XI and 343,224 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. [1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,597,723 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 44.0%
12	TYPE OF REPORTING PERSON OO

[1]

Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P. (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,338,912 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,338,912 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,338,912 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.1%
12	TYPE OF REPORTING PERSON PN

[1]

Includes 2,269,059 shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,103 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,103 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,103 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON PN

[1]

Includes 22,338 shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 115,284 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 115,284 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 115,284 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON OO

[1]

Includes 111,677 shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

2,477,299 shares of which 2,338,912 shares are directly held by SCGF III, 23,103 shares are directly held by SCGP III and 115,284 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF. [1]

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

2,477,299 shares of which 2,338,912 shares are directly held by SCGF III, 23,103 shares are directly held by SCGP III and 115,284 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF. [1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,477,299 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.4%
12	TYPE OF REPORTING PERSON OO

[1]

Includes 2,403,074 shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 486577109	13G	Page 10 of 15 Pages

ITEM 1.

(a)	Name of Issuer: Kayak Software Corporation

(b)	Address of Issuer’s Principal Executive Offices:

55 North Water Street, Suite 1

Norwalk, CT 06854

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital XI, L.P.

Sequoia Technology Partners XI, L.P.

Sequoia Capital XI Principals Fund, LLC

SC XI Management, LLC

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital Growth Partners III, L.P.

Sequoia Capital Growth III Principals Fund LLC

SCGF III Management, LLC

SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SC XI LLC, SC XI, STP XI, SC XI PF, SCGF III LLC, SCGF III, SCGP III, SCG III PF: Delaware

(c)	Title of Class of Securities: Class A Common Stock

(d)	CUSIP Number: 486577109

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 486577109	13G	Page 11 of 15 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [    ]

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 486577109	13G	Page 12 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2013

Sequoia Capital XI, a Delaware Limited Partnership

Sequoia Technology Partners XI, a Delaware Limited Partnership

By:	SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund, a Delaware Multiple Series LLC

By:	SC XI Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, a Delaware Limited Partnership

Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By:	SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By:	SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 486577109	13G	Page 13 of 15 Pages

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 486577109	13G	Page 14 of 15 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the Class A common stock of Kayak Software Corporation, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2013

Sequoia Capital XI, a Delaware Limited Partnership

Sequoia Technology Partners XI, a Delaware Limited Partnership

By:	SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund, a Delaware Multiple Series LLC

By:	SC XI Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, a Delaware Limited Partnership

Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By:	SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 486577109	13G	Page 15 of 15 Pages

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By:	SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member